Exhibit 99.1

FIRST NILES FINANCIAL, INC.

ANNOUNCES THIRD QUARTER 2005 EARNINGS

Niles, Ohio, October 21, 2005—First Niles Financial, Inc. (Nasdaq SmallCap Market: FNFI), the holding company for Home Federal Savings and Loan Association of Niles, today reported results for the three and nine month periods ended September 30, 2005.

Net income for the three months ended September 30, 2005 totaled $219,000 compared to net income of $289,000 for the same period in 2004, a decrease of $70,000, or 24.2%. Net income for the nine months ended September 30, 2005 was $823,000 compared to $792,000 for the nine months ended September 30, 2004, an increase of $31,000, or 3.9%. The decrease in net income in the current three month period as compared to the same period one year ago was primarily the result of a decrease in net interest income and an increase in non-interest expense. The increase in net income in the comparative nine month period was primarily attributable to an increase in non-interest income, specifically from gain on sale of investments, partially offset by a decrease in net interest income and an increase in non-interest expense.

The annualized return on average assets for the three and nine months ended September 30, 2005 was 0.87% and 1.10%, respectively, as compared to 1.18% and 1.07% for the respective comparative periods in 2004. Primary earnings per share for the three and nine months ended September 30, 2005 was $0.17 and $0.63, respectively, as compared to $0.22 and $0.61 for the three month and nine month comparative periods in 2004. Net interest income after the provision for loan losses for the third quarter of 2005 was $656,000 as compared to $759,000 for the third quarter of 2004, a decrease of $103,000, or 13.6%. For the nine months ended September 30, 2005, net interest income totaled $2.0 million, $169,000 less than for the same comparative period in 2004. The decrease in net interest income in both comparative periods as described above was primarily attributable to persistent rising short term interest rates. This environment has effected our liability cost, particularly the cost of certificates of deposit, to a greater extent than the yield realized on our assets.

Non-interest income for the third quarter of 2005 was $84,000, compared to $74,000 for the third quarter of 2004, an increase of $10,000. The increase in non-interest income was essentially attributable to a $13,000 increase in the gain on sale of investments as compared to the same period one year ago. For the nine months ended September 30, 2005 non-interest income totaled $510,000, compared to $239,000 for the same nine month period in 2004, an increase of $271,000. The increase in non-interest income was primarily attributable to a $261,000 increase in gain on sale of investments. This increase was primarily attributable to the acquisition of our data service provider during the second quarter of 2005 by another company. This data service provider was owned by numerous financial institutions, including Home Federal.

Non-interest expense increased $18,000 for the quarter ended September 30, 2005 as compared to the quarter ended September, 2004. The increase in non-interest expense in the current quarter was primarily due to a $12,000 increase in legal and audit expense, and a $9,000 increase in other operating expense. Non-interest expense increased $65,000 in the current nine month period as compared to the same period one year ago. This increase was essentially the result of a $68,000 increase in legal and audit expense on a comparative period basis, due to the Company’s exploration of possible strategic alternatives that could be used to minimize the financial impact of complying with Sarbanes-Oxley, Section 404.

Non-performing loans, consisting of non-accruing loans and accruing loans delinquent more than 90 days, totaled $723,000 at September 30, 2005, or 1.5% of net loans receivable, a decrease of $67,000 from December 31, 2004. The allowance for loan losses totaled $742,000 at September 30, 2005, representing 102.6% of non-performing loans and 1.6% of net loans receivable. At December 31, 2004 the allowance for loan losses totaled $743,000 and represented 93.3% of non-performing loans and 1.7% of net loan receivable. At September 30, 2005 the Association had $35,000 in repossessed assets, consisting entirely of real estate owned, as compared to $51,000 in repossessed assets as of December 31, 2004.

At September 30, 2005 total assets were $99.8 million compared to $99.2 million at December 31, 2004, an increase of $552,000 or 0.6%. Net loans receivable increased to $46.8 million at September 30, 2005 from $43.0 million at

Exhibit 99.1

December 31, 2004, an increase of $3.9 million, or 9.0%. Deposits decreased to $60.3 million at September 30, 2005 from $61.4 million at December 31, 2004, a decrease of $1.1 million, or 1.8%. Borrowings, increased by $2.0 million during the first nine months of 2005, from $20.5 million at December 31, 2004 to $22.5 million at September 30, 2005. Total equity at September 30, 2005 was $16.1 million, as compared to $16.4 million at December 31, 2004. The decrease in total equity was primarily attributable to a $508,000 decrease in net unrealized gains on securities available for sale, partially offset by a $194,000 increase in retained earnings. At September 30, 2005 the Association significantly exceeded all regulatory capital requirements.

First Niles Financial, Inc. and its wholly-owned subsidiary, Home Federal Savings and Loan Association of Niles, may from time to time make written or oral “forward-looking statements”, including statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements may also be included in press releases, such as this one, and other communications by the company, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risk and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements.

First Niles Financial, Inc. is headquartered at 55 North Main Street, Niles, Ohio 44446.

FOR IMMEDIATE RELEASE	For Further Information Contact:

October 21, 2005	William L. Stephens, President
or Lawrence Safarek, Vice President
First Niles Financial, Inc.
55 N. Main Street
Niles, Ohio 44446
(330) 652-2539

Selected Financial Condition Data

(In thousands, except for per share data)

	September 30, 2005	December 31, 2004
	(Unaudited)
Total assets	$99,781	$99,229
Loans receivable, net	46,841	42,965
Securities (AFS) at market	27,876	29,639
Securities (HTM) at cost	18,104	18,148
Deposits	60,326	61,458
Total borrowings	22,500	20,500
Retained earnings	14,510	14,316
Common stock and paid in capital	6,970	6,970
Total equity	16,098	16,413
Book value per share	$11.63	$11.85

Selected Operating Data

(In thousands, except for per share data)

	Three Months Ended September 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Interest income	$1,219	$1,245	$3,640	$3,680
Interest expense	563	486	1,599	1,470
Provision for loan losses	—	—	—	—
Net interest income	656	759	2,041	2,210
Non-interest income	84	74	510	239
Non-interest expense	434	416	1,377	1,312
Income before inc. tax exp.	306	417	1,174	1,137
Income tax expense	87	128	351	345
Net income	219	289	823	792
Earnings per share—
basic	$0.17	$0.22	$0.63	$0.61
diluted	0.16	0.22	0.62	0.60